Exhibit 99.1

For Immediate Release:	April 19, 2016

Investor Relations Contact: Marliese L. Shaw Executive Vice President, Investor Relations Officer United Bank 860-291-3622 MShaw@bankatunited.com	Media Relations Contact: Adam J. Jeamel Regional President, Corporate Communications United Bank 860-291-3765 AJeamel@bankatunited.com

UNITED FINANCIAL BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS
AND QUARTERLY DIVIDEND

GLASTONBURY, Conn., April 19, 2016 – United Financial Bancorp, Inc. (“United Financial” or "The Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank ("The Bank”), announced results for the quarter ended March 31, 2016.

The Company had net income of $11.9 million, or $0.24 per diluted share, for the quarter ended March 31, 2016, compared to net income for the linked quarter of $9.9 million, or $0.20 per diluted share. Operating net income (Non-GAAP) for the first quarter of 2016 was $10.9 million, or $0.22 per diluted share, compared to $11.3 million, or $0.23 per diluted share for the linked quarter. Operating net income is adjusted for purchase accounting impacts and net gain on sale of securities. Additionally, in the first quarter of 2016, operating income was also adjusted for Federal Home Loan Bank of Boston ("FHLBB") prepayment penalties. The Company reported net income of $13.0 million, or $0.26 per diluted share, for the quarter ended March 31, 2015.

"In the first quarter of 2016, linked quarter annualized growth included a 13% increase in demand deposits, 9% growth in total deposits, and a seven basis point expansion in the net interest margin. Non-interest expense to average assets declined to 2.03% on an operating basis and asset quality remained excellent. Tangible book value increased by 5% compared to the linked quarter (annualized) as we announced our 40th consecutive dividend payment," stated William H. W. Crawford, IV, Chief Executive Officer of the Company and the Bank. "Given the interest rate environment, we believe execution on the aforementioned key variables give us the best opportunity to continue building long term shareholder value."

"While volatile interest rates reduced mortgage banking income and headline Company profitability in the first quarter of 2016, management is focused on growing revenue centered in net interest income and core fee income. I remain bullish on United Financial Bancorp, Inc.'s outlook for 2016 earnings and tangible book value growth," remarked Mr. Crawford. "I want to thank my fellow executives, teammates, and directors for their continued commitment to serving our customers and communities."

UBNK - United Financial Bancorp, Inc.	Page 1	www.unitedfinancialinc.com

Financial Highlights

•	Return on average assets (ROA) of 0.76%

•	Return on average equity (ROE) of 7.59%

•	Net Interest Margin (NIM) increased to 3.09% from 3.02% in the linked quarter

•	Operating Non-Interest Expense/Average Assets (NIE/AA) of 2.03% for the quarter (annualized)

Balance Sheet

Total assets at March 31, 2016 increased by $90.7 million to $6.3 billion from $6.2 billion at December 31, 2015. At March 31, 2016, total loans were $4.6 billion, representing an increase of $34.9 million from the linked quarter. Despite the typical softness experienced in the first quarter in general, total commercial loans increased by $38.5 million, or 6% annualized. Residential mortgages declined during the first quarter of 2016 by $3.6 million, reflecting the Company's strategy to reduce on-balance sheet exposure to residential mortgage loans.

During the first quarter of 2016, in response to a flatter yield curve, lower rates, and in an effort to improve the earnings profile of the investment portfolio for the remainder of 2016, the Company took actions to restructure certain FHLBB borrowings and securities resulting in a gain on sale of securities and an offsetting debt extinguishment expense.

Deposits totaled $4.5 billion at March 31, 2016 and increased by $97.0 million, or 2%, from $4.4 billion at December 31, 2015, reflecting a $21.1 million, or 3%, increase in non-interest bearing deposits and a $75.8 million, or 2% increase in interest-bearing deposits.

Net Interest Income

Net interest income increased by $2.7 million to $43.4 million during the first quarter of 2016 from the linked quarter. Interest income totaled $53.6 million in the first quarter of 2016 and increased by $3.9 million, or 7.8%, in comparison to the linked quarter. This increase largely contributed to the growth in interest-earning assets of $61.4 million, or 1%, during the quarter. Of note, average interest-earning assets increased by $274.2 million, or 5%, from the linked quarter reflective of late fourth quarter 2015 loan portfolio purchases. Interest expense increased by $1.2 million to $10.2 million during the first quarter of 2016 from $9.0 million in the linked quarter. On an operating basis, net interest income increased by $2.4 million to $41.5 million during the first quarter of 2016 from the linked quarter.

The GAAP tax equivalent net interest margin for the first quarter of 2016 increased by seven basis points to 3.09% compared to 3.02% for the linked quarter. The yield on interest-earning assets increased by 13 basis points in the first quarter of 2016 to 3.79% as compared to the linked quarter, and the cost of total interest bearing liabilities increased by six basis points to 0.83% in the quarter ending March 31, 2016 from 0.77% in the linked quarter, in significant part due to the increase in short-term borrowing rates during the first quarter of 2016. The operating net interest margin, which excludes the impact of purchase accounting adjustments, increased by five basis points to 2.95% in the first quarter of 2016 from 2.90% in the linked quarter.

Provision for Loan Losses

The provision for loan losses decreased by 29%, or $1.1 million, to $2.7 million for the quarter ended March 31, 2016 compared to $3.8 million for the linked quarter due to a slowing of the migration of purchased loans to the covered portfolio for the current period as compared to the linked quarter. Net charge-offs for the first quarter of 2016 increased by $351,000 to $1.1 million, or 0.09% annualized as a percentage of average loans

UBNK - United Financial Bancorp, Inc.	Page 2	www.unitedfinancialinc.com

outstanding, from $724,000, or 0.06% annualized as a percentage of average loans outstanding, in the linked quarter. Factors considered in the provision for loan losses include, but are not limited to, historical charge-offs, the composition of the portfolio, the current level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and delinquency trends.

Non-Interest Income

Total non-interest income decreased by $1.7 million, or 21%, to $6.7 million for the quarter ended March 31, 2016 from $8.5 million in the linked quarter. Operating non-interest income, which excludes the impact of gains on the sales of securities, decreased by $2.7 million to $5.3 million for the first quarter of 2016. The decrease in the first quarter's operating non-interest income was driven primarily from a $1.4 million decline in loan level hedge income associated with the lower commercial loan originations during the quarter, as well as the $1.6 million decline in the mortgage servicing rights valuation as compared to the linked quarter as a result of the decline in long-term interest rates.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2016 totaled $33.8 million and decreased by $1.5 million, or 4%, from the linked quarter, while operating non-interest expense has been flat for the last three consecutive quarters. Operating non-interest expense excluded the impact of one-time expenses recognized in the quarter ended December 31, 2015 that did not repeat in the current period and the one-time prepayment penalty to the FHLBB during the quarter ended March 31, 2016. The only significant variance in operating non-interest expense during the quarter was the $2.2 million decline in professional fees as compared to the linked quarter due to a normalization after recognizing expenses associated with the prior period loan purchases. The Company's cost structure continues to be favorable with non-interest expense as a percentage of average assets reported at 2.15% and operating non-interest expense as a percentage of average assets reported at 2.03% for the quarter ended March 31, 2016. On April 18, 2016, the Company executed a reorganization plan designed to centralize operational responsibilities into the back office, thereby allowing our sales staff to better serve our customers. As a result, the reorganization is expected to save the Company approximately $3.0 million (pre-tax) annually and approximately $1.5 million (pre-tax) of expenses are anticipated to be incurred in the second quarter.

Asset Quality

Non-performing assets decreased by $1.5 million to $37.1 million at March 31, 2016 from $38.6 million at December 31, 2015. The ratio of non-performing assets to total assets as compared to the linked quarter decreased to 0.59% at March 31, 2016. The allowance for loan losses as a percentage of total covered loans outstanding remained flat at 1.07% at March 31, 2016 and December 31, 2015. The Company maintains a disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures from competitor banks if those considerations do not meet the Company's asset quality and return standards.

Capital

The Company reported Tangible Common Equity ("TCE") of $510.9 million, or 8.13% of average assets, at March 31, 2016. Tangible book value per share increased to $10.20 at March 31, 2016 from $10.07 at December 31, 2015, primarily due to the impact of the Company’s net income of $11.9 million, partially offset by the cash dividend payment to shareholders of $0.12 per share, which reduced shareholders' equity by $6.0 million. Book value per share at March 31, 2016 was $12.64.

UBNK - United Financial Bancorp, Inc.	Page 3	www.unitedfinancialinc.com

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.12 per share to shareholders of record at the close of business on April 29, 2016 and payable on May 11, 2016. This dividend equates to a 4.06% annualized yield based on the $11.81 average closing price of the Company’s common stock in the first quarter of 2016. The Company has paid dividends for 40 consecutive quarters.

Investor Conference Call

United Financial Bancorp, Inc. will host a conference call on Wednesday, April 20, 2016 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s first quarter results. Those wishing to participate in the call may dial toll-free 1-888-339-0797. A telephone replay of the call will be available through May 4, 2016 by calling 1-877-344-7529 and entering conference number 10083787. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

Investor Presentation

United Financial Bancorp, Inc. has prepared and furnished a visual slide presentation to accompany the earnings press release and investor conference call. The presentation has been furnished as an exhibit to the SEC Form 8-K, but is not included in this press release. Copies of the presentation may be accessed on the Company’s investor relations website (www.unitedfinancialinc.com) by selecting “News & Market Data,” then “Presentations;” or via the IRapp and selecting “Presentations;” or directly from SEC EDGAR.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Connecticut and Massachusetts. United Bank is a financially strong, leading New England bank with more than 50 branches in two states and several commercial and residential loan production offices. United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”. At March 31, 2016, the Company had $6.3 billion in assets.

For more information about United Bank’s services and products call (866) 959-BANK or visit www.bankatunited.com. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device. To download United Financial Bancorp, Inc.'s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit:
https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

UBNK - United Financial Bancorp, Inc.	Page 4	www.unitedfinancialinc.com

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Net Income
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
Interest and dividend income:
Loans	$45,472	$40,527
Securities-taxable interest	5,096	5,269
Securities-non-taxable interest	2,010	2,092
Securities-dividends	923	374
Interest-bearing deposits	73	33
Total interest and dividend income	53,574	48,295
Interest expense:
Deposits	6,266	4,740
Borrowed funds	3,906	2,212
Total interest expense	10,172	6,952
Net interest income	43,402	41,343
Provision for loan losses	2,688	1,511
Net interest income after provision for loan losses	40,714	39,832
Non-interest income:
Service charges and fees	4,594	3,831
Net gain from sales of securities	1,452	338
Income from mortgage banking activities	860	2,371
Bank-owned life insurance income	818	834
Net loss on limited partnership investments	(936)	(430)
Other income (loss)	(61)	(109)
Total non-interest income	6,727	6,835
Non-interest expense:
Salaries and employee benefits	17,791	16,572
Service bureau fees	2,029	1,820
Occupancy and equipment	3,900	4,458
Professional fees	881	917
Marketing and promotions	592	636
FDIC insurance assessments	939	1,078
Core deposit intangible amortization	433	481
FHLBB prepayment penalties	1,454	—
Other	5,744	4,695
Total non-interest expense	33,763	30,657
Income before income taxes	13,678	16,010
Provision for income taxes	1,784	2,985
Net income	$11,894	$13,025

Net income per share:
Basic	$0.24	$0.27
Diluted	$0.24	$0.26
Weighted-average shares outstanding:
Basic	49,423,218	48,715,992
Diluted	49,652,632	49,275,942

F - 1

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Net Income
(In Thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Interest and dividend income:
Loans	$45,472	$41,751	$41,878	$41,253	$40,527
Securities-taxable interest	5,096	5,092	4,907	4,771	5,269
Securities-non-taxable interest	2,010	2,001	2,080	2,181	2,092
Securities-dividends	923	809	708	472	374
Interest-bearing deposits	73	61	52	34	33
Total interest and dividend income	53,574	49,714	49,625	48,711	48,295
Interest expense:
Deposits	6,266	5,799	5,319	5,584	4,740
Borrowed funds	3,906	3,222	2,663	2,224	2,212
Total interest expense	10,172	9,021	7,982	7,808	6,952
Net interest income	43,402	40,693	41,643	40,903	41,343
Provision for loan losses	2,688	3,780	3,252	4,462	1,511
Net interest income after provision for loan losses	40,714	36,913	38,391	36,441	39,832
Non-interest income:
Service charges and fees	4,594	5,606	5,960	5,643	3,831
Net gain from sales of securities	1,452	300	(59)	360	338
Income from mortgage banking activities	860	1,934	2,257	2,990	2,371
Bank-owned life insurance income	818	1,059	893	830	834
Net loss on limited partnership investments	(936)	(799)	(991)	(916)	(430)
Other income (loss)	(61)	363	(242)	464	(109)
Total non-interest income	6,727	8,463	7,818	9,371	6,835
Non-interest expense:
Salaries and employee benefits	17,791	17,308	16,994	16,595	16,572
Service bureau fees	2,029	1,614	1,828	1,466	1,820
Occupancy and equipment	3,900	3,842	3,343	3,799	4,458
Professional fees	881	3,037	1,581	782	917
Marketing and promotions	592	478	587	620	636
FDIC insurance assessments	939	1,041	750	823	1,078
Core deposit intangible amortization	433	433	433	449	481
Merger related expense	—	1,575	—	—	—
FHLBB prepayment penalties	1,454	—	—	—	—
Other	5,744	5,977	6,360	5,823	4,695
Total non-interest expense	33,763	35,305	31,876	30,357	30,657
Income before income taxes	13,678	10,071	14,333	15,455	16,010
Provision for income taxes	1,784	169	952	2,123	2,985
Net income	$11,894	$9,902	$13,381	$13,332	$13,025

F - 2

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Condition
(In Thousands)
(Unaudited)

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$46,618	$47,602	$38,534	$44,482	$43,348
Short-term investments	40,616	47,574	59,776	40,043	46,013
Total cash and cash equivalents	87,234	95,176	98,310	84,525	89,361
Available for sale securities – At fair value	1,090,498	1,059,169	1,080,393	1,061,927	1,094,229
Held to maturity securities – At amortized cost	14,434	14,565	14,715	14,992	15,204
Loans held for sale	7,560	10,136	13,511	28,017	13,002
Loans:
Commercial real estate loans:
Owner-occupied	376,511	322,084	340,047	305,522	301,176
Investor non-owner occupied	1,648,321	1,673,248	1,580,848	1,458,229	1,390,701
Construction	128,007	129,922	146,975	142,462	131,539
Commercial real estate loans	2,152,839	2,125,254	2,067,870	1,906,213	1,823,416
Commercial business loans	614,235	603,332	576,899	634,529	603,761
Consumer loans:
Residential real estate	1,176,357	1,179,915	1,190,745	1,167,830	1,123,355
Home equity	446,515	431,282	335,220	333,983	331,206
Residential construction	42,205	41,084	33,648	24,306	17,840
Other consumer	217,725	233,064	5,236	5,206	5,155
Consumer loans	1,882,802	1,885,345	1,564,849	1,531,325	1,477,556
Total loans	4,649,876	4,613,931	4,209,618	4,072,067	3,904,733
Net deferred loan costs and premiums	7,612	7,018	6,246	5,559	4,631
Allowance for loan losses	(35,500)	(33,887)	(30,832)	(28,856)	(25,297)
Loans receivable - net	4,621,988	4,587,062	4,185,032	4,048,770	3,884,067
Federal Home Loan Bank of Boston stock, at cost	55,989	51,196	40,814	37,061	34,006
Accrued interest receivable	16,922	15,740	15,477	14,777	14,958
Deferred tax asset, net	32,222	33,094	31,554	31,822	29,956
Premises and equipment, net	53,685	54,779	55,919	57,131	57,718
Goodwill	115,281	115,281	115,281	115,265	115,232
Core deposit intangible asset	7,073	7,506	7,939	8,372	8,821
Cash surrender value of bank-owned life insurance	125,920	125,101	125,186	124,287	123,456
Other assets	90,438	59,736	58,891	53,744	51,140
Total assets	$6,319,244	$6,228,541	$5,843,022	$5,680,690	$5,531,150

F - 3

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$693,144	$672,008	$622,535	$610,279	$598,157
Interest-bearing	3,840,901	3,765,063	3,640,436	3,571,972	3,558,958
Total deposits	4,534,045	4,437,071	4,262,971	4,182,251	4,157,115
Mortgagors’ and investor escrow accounts	9,696	13,526	8,108	15,168	8,815
Federal Home Loan Bank advances and other borrowings	1,073,034	1,099,020	893,865	825,963	707,318
Accrued expenses and other liabilities	69,191	53,403	56,626	45,313	47,779
Total liabilities	5,685,966	5,603,020	5,221,570	5,068,695	4,921,027
Total stockholders’ equity	633,278	625,521	621,452	611,995	610,123
Total liabilities and stockholders’ equity	$6,319,244	$6,228,541	$5,843,022	$5,680,690	$5,531,150

F - 4

United Financial Bancorp, Inc. and Subsidiaries
Selected Financial Highlights
(Dollars In Thousands, Except Share Data)
(Unaudited)

	At or For the Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Share Data:
Basic net income per share	$0.24	$0.20	$0.27	$0.27	$0.27
Diluted net income per share	0.24	0.20	0.27	0.27	0.26
Dividends declared per share	0.12	0.12	0.12	0.12	0.10
Key Statistics:
Total revenue	$50,129	$49,156	$49,461	$50,274	$48,178
Total non-interest expense	33,763	35,305	31,876	30,357	30,657
Average earning assets	5,849,517	5,575,297	5,332,758	5,112,581	5,084,717
Key Ratios:
Return on average assets (annualized)	0.76%	0.66%	0.93%	0.96%	0.95%
Return on average equity (annualized)	7.59%	6.35%	8.68%	8.69%	8.63%
Tax-equivalent net interest margin (annualized)	3.09%	3.02%	3.20%	3.30%	3.37%
Residential Mortgage Production:
Dollar volume (total)	$124,058	$146,271	$187,926	$203,433	$168,023
Mortgages originated for purchases	66,696	95,927	131,609	115,286	64,108
Loans sold	89,758	119,289	123,316	93,972	67,377
Income from mortgage banking activities	860	1,934	2,257	2,990	2,371
Non-performing Assets:
Residential real estate	$11,725	$11,193	$10,975	$9,421	$10,492
Home equity	3,036	2,786	3,602	2,956	2,035
Investor-owned commercial real estate	5,297	8,565	6,505	7,685	8,657
Owner-occupied commercial real estate	3,115	2,939	5,076	3,304	3,399
Construction	2,114	2,808	1,604	1,334	1,686
Commercial business	3,979	3,898	4,475	5,315	4,349
Other consumer	19	2	3	13	13
Non-accrual loans	29,285	32,191	32,240	30,028	30,631
Troubled debt restructured – non-accruing	7,143	5,611	4,605	5,346	5,034
Total non-performing loans	36,428	37,802	36,845	35,374	35,665
Other real estate owned	659	755	258	227	1,711
Total non-performing assets	$37,087	$38,557	$37,103	$35,601	$37,376
Non-performing loans to total loans	0.78%	0.82%	0.88%	0.87%	0.91%
Non-performing assets to total assets	0.59%	0.62%	0.63%	0.63%	0.68%
Allowance for loan losses to non-performing loans	97.45%	89.64%	83.68%	81.57%	70.93%
Allowance for loan losses to total loans	0.76%	0.73%	0.73%	0.71%	0.65%
Non-GAAP Ratios: (1)
Non-interest expense to average assets (annualized)	2.15%	2.37%	2.22%	2.19%	2.23%
Efficiency ratio (2)	61.98%	62.20%	61.20%	57.36%	60.82%
Cost of funds (annualized) (3)	0.73%	0.68%	0.63%	0.64%	0.57%
Total revenue growth rate	1.98%	(0.62)%	(1.62)%	4.35%	7.32%
Total revenue growth rate (annualized)	7.92%	(2.47)%	(6.47)%	17.40%	29.27%
Average earning asset growth rate	4.92%	4.55%	4.31%	0.55%	2.32%
Average earning asset growth rate (annualized)	19.67%	18.19%	17.23%	2.19%	9.30%
Return on average tangible common equity (annualized)	9.65%	8.14%	11.08%	11.12%	11.13%
Pre-provision net revenue to average assets (4)	1.21%	1.17%	1.38%	1.56%	1.36%
Operating pre-provision net revenue to average assets (5)	0.95%	1.03%	0.96%	1.19%	1.03%

(1)
Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.

(2)
The efficiency ratio represents the ratio of non-interest expense before other real estate owned expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and non-interest income, excluding gains from securities transactions, losses on partnerships and other nonrecurring items.

(3)	The cost of funds ratio represents interest incurred on liabilities as a percentage of average non-interest bearing deposits and interest-bearing liabilities.

F - 5

(4)	The pre-provision net revenue to average assets ratio represents the ratio of net interest income, on a fully tax-equivalent basis, fees and other non-interest income, as a percent of average assets.

(5)
The operating pre-provision net revenue to average assets ratio represents the ratio of operating net interest income, on a fully tax-equivalent basis, fees and other operating non-interest income, as a percent of average assets.

F - 6

United Financial Bancorp, Inc. and Subsidiaries
Average Balance Sheets, Interest and Yields/Costs
(Dollars In Thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2016			March 31, 2015
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,207,005	$10,200	3.38%	$1,099,437	$9,696	3.53%
Commercial real estate	2,010,589	20,501	4.10	1,677,202	18,954	4.58
Construction	171,268	1,876	4.41	179,866	2,357	5.31
Commercial business	607,331	6,732	4.46	610,569	6,858	4.56
Home equity	432,208	3,712	3.44	335,207	2,623	3.13
Other consumer	228,657	2,957	5.17	5,374	39	2.89
Investment securities	1,134,723	9,139	3.22	1,125,510	8,890	3.16
Other earning assets	57,736	73	0.51	51,552	33	0.26
Total interest-earning assets	5,849,517	55,190	3.79	5,084,717	49,450	3.92
Allowance for loan losses	(35,134)			(25,421)
Non-interest-earning assets	472,379			449,687
Total assets	$6,286,762			$5,508,983
Interest-bearing liabilities:
NOW and money market	$1,553,093	$1,783	0.46%	$1,411,240	$1,531	0.44%
Savings	519,264	74	0.06	534,033	82	0.06
Certificates of deposit	1,747,654	4,409	1.01	1,543,727	3,127	0.82
Total interest-bearing deposits	3,820,011	6,266	0.66	3,489,000	4,740	0.55
Federal Home Loan Bank advances	956,819	2,481	1.04	590,409	822	0.56
Other borrowings	150,387	1,425	3.81	179,087	1,390	3.15
Total interest-bearing liabilities	4,927,217	10,172	0.83	4,258,496	6,952	0.66
Non-interest-bearing deposits	656,013			578,897
Other liabilities	76,472			67,771
Total liabilities	5,659,702			4,905,164
Stockholders’ equity	627,060			603,819
Total liabilities and stockholders’ equity	$6,286,762			$5,508,983
Net interest-earning assets	$922,300			$826,221
Tax-equivalent net interest income		45,018			42,498
Tax-equivalent net interest rate spread			2.96%			3.26%
Tax-equivalent net interest margin			3.09%			3.37%
Average interest-earning assets to average interest-bearing liabilities			118.72%			119.40%
Less tax-equivalent adjustment		1,616			1,155
Net interest income		$43,402			$41,343

F - 7

United Financial Bancorp, Inc. and Subsidiaries
Average Balance Sheets, Interest and Yields/Costs
(Dollars In Thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2016			December 31, 2015
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,207,005	$10,200	3.38%	$1,200,471	$9,935	3.31%
Commercial real estate	2,010,589	20,501	4.10	1,950,133	20,228	4.12
Construction	171,268	1,876	4.41	179,684	1,760	3.89
Commercial business	607,331	6,732	4.46	604,976	6,288	4.12
Home equity	432,208	3,712	3.44	355,479	2,977	3.35
Other consumer	228,657	2,957	5.17	74,131	968	5.22
Investment securities	1,134,723	9,139	3.22	1,129,522	9,007	3.19
Other earning assets	57,736	73	0.51	80,901	61	0.30
Total interest-earning assets	5,849,517	55,190	3.79	5,575,297	51,224	3.66
Allowance for loan losses	(35,134)			(31,968)
Non-interest-earning assets	472,379			422,145
Total assets	$6,286,762			$5,965,474
Interest-bearing liabilities:
NOW and money market	$1,553,093	$1,783	0.46%	$1,533,823	$1,826	0.47%
Savings	519,264	74	0.06	517,219	71	0.05
Certificates of deposit	1,747,654	4,409	1.01	1,619,038	3,902	0.96
Total interest-bearing deposits	3,820,011	6,266	0.66	3,670,080	5,799	0.63
Federal Home Loan Bank advances	956,819	2,481	1.04	797,484	1,805	0.90
Other borrowings	150,387	1,425	3.81	163,974	1,417	3.43
Total interest-bearing liabilities	4,927,217	10,172	0.83	4,631,538	9,021	0.77
Non-interest-bearing deposits	656,013			637,481
Other liabilities	76,472			72,902
Total liabilities	5,659,702			5,341,921
Stockholders’ equity	627,060			623,553
Total liabilities and stockholders’ equity	$6,286,762			$5,965,474
Net interest-earning assets	$922,300			$943,759
Tax-equivalent net interest income		45,018			42,203
Tax-equivalent net interest rate spread			2.96%			2.89%
Tax-equivalent net interest margin			3.09%			3.02%
Average interest-earning assets to average interest-bearing liabilities			118.72%			120.38%
Less tax-equivalent adjustment		1,616			1,510
Net interest income		$43,402			$40,693

F - 8

United Financial Bancorp, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars In Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net income	$11,894	$9,902	$13,381	$13,332	$13,025
Adjustments:
Net interest income	(1,900)	(1,617)	(4,092)	(3,512)	(3,432)
Non-interest income	(1,452)	(519)	59	(360)	(338)
Non-interest expense	1,893	3,586	244	454	486
Income tax (benefit) expense	511	(65)	1,326	1,196	1,152
Net adjustment	(948)	1,385	(2,463)	(2,222)	(2,132)
Total operating net income	$10,946	$11,287	$10,918	$11,110	$10,893
Total net interest income	$43,402	$40,693	$41,643	$40,903	$41,343
Adjustments:
Impact from purchase accounting fair value marks:
Accretion of loan mark	(1,094)	(718)	(2,787)	(2,194)	(1,871)
Accretion of deposit mark	359	444	841	845	1,079
Accretion of borrowings mark	447	455	464	473	482
Net adjustment	(1,900)	(1,617)	(4,092)	(3,512)	(3,432)
Total operating net interest income	$41,502	$39,076	$37,551	$37,391	$37,911
Total non-interest income	$6,727	$8,463	$7,818	$9,371	$6,835
Adjustments:
Net (gain) loss on sales of securities	(1,452)	(300)	59	(360)	(338)
BOLI claim benefit	—	(219)	—	—	—
Net adjustment	(1,452)	(519)	59	(360)	(338)
Total operating non-interest income	5,275	7,944	7,877	9,011	6,497
Total operating net interest income	41,502	39,076	37,551	37,391	37,911
Total operating revenue	$46,777	$47,020	$45,428	$46,402	$44,408
Total non-interest expense	$33,763	$35,305	$31,876	$30,357	$30,657
Adjustments:
Merger related expense	—	(1,575)	—	—	—
Core deposit intangible amortization expense	(433)	(433)	(433)	(449)	(481)
Loan portfolio acquisition fees	—	(1,572)	—	—	—
Effect of branch lease termination agreement	—	—	195	—	—
Amortization of fixed asset fair value mark	(6)	(6)	(6)	(5)	(5)
FHLBB prepayment penalties	(1,454)	—	—	—	—
Net adjustment	(1,893)	(3,586)	(244)	(454)	(486)
Total operating expense	$31,870	$31,719	$31,632	$29,903	$30,171

Total loans	$4,649,876	$4,613,931	$4,209,618	$4,072,067	$3,904,733
Non-covered loans (1)	(1,334,303)	(1,448,435)	(1,255,618)	(1,356,259)	(1,510,264)
Total covered loans	$3,315,573	$3,165,496	$2,954,000	$2,715,808	$2,394,469
Allowance for loan losses	$35,500	$33,887	$30,832	$28,856	$25,297
Allowance for loan losses to total loans	0.76%	0.73%	0.73%	0.71%	0.65%
Allowance for loan losses to total covered loans	1.07%	1.07%	1.04%	1.06%	1.06%
(1) As required by GAAP, the Company recorded at fair value acquired loans. These loans carry no allowance for loan losses for the periods reflected above.

F - 9

United Financial Bancorp, Inc. and Subsidiaries
Selected Interest Income/Expense and Yields/Costs
Reconciliation of Non-GAAP Financial Measures
(Dollars In Thousands)
(Unaudited)

	Three Months Ended March 31, 2016
	GAAP		Mark to Market			Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost		Interest and Dividends	Yield/Cost
Residential real estate	$10,200	3.38%	$(390)	(0.15) %		$10,590	3.53%
Commercial real estate	20,501	4.10	1,303	0.28		19,198	3.82
Construction	1,876	4.41	255	0.66		1,621	3.75
Commercial business	6,732	4.46	924	0.64		5,808	3.82
Home equity	3,712	3.44	(520)	(0.52)		4,232	3.96
Other consumer	2,957	5.17	(478)	(0.91)		3,435	6.08
Certificates of deposit	4,409	1.01	(359)	(0.09)		4,768	1.10
Federal Home Loan Bank advances	2,481	1.04	(462)	(0.20)		2,943	1.24
Other borrowings	1,425	3.81	15	0.08		1,410	3.73
Tax-equivalent net interest margin	45,018	3.09	1,900			43,118	2.95

	Three Months Ended December 31, 2015
	GAAP		Mark to Market			Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost		Interest and Dividends	Yield/Cost
Residential real estate	$9,935	3.31%	$(582)	(0.22	) %	$10,517	3.53%
Commercial real estate	20,228	4.12	867	0.20		19,361	3.92
Construction	1,760	3.89	130	0.34		1,630	3.55
Commercial business	6,288	4.12	591	0.42		5,697	3.70
Home equity	2,977	3.35	(202)	(0.25)		3,179	3.60
Other consumer	968	5.22	(86)	(0.49)		1,054	5.71
Certificates of deposit	3,902	0.96	(444)	(0.11)		4,346	1.07
Federal Home Loan Bank advances	1,805	0.90	(467)	(0.24)		2,272	1.14
Other borrowings	1,417	3.43	12	0.08		1,405	3.35
Tax-equivalent net interest margin	42,203	3.02	1,617			40,586	2.90

F - 10